Exhibit 3.1.3

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ABOVE SPACE FOR OFFICE USE ONLY
Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	19981132869

1. Enity name:	E-Debit Global Corporation
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:
(if aplicable)

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ "bank" or "trust" or any derivative thereof ☐ "credit union" ☐ "savings and loan" ☐ "insurance", casualty", "mutual", or "surety"

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box:  ☐

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:
Brovarone Dennis
(Last) (First) (Middle) (Suffix)
18 Mountain Laurel Drive
(Street name and number or Post Office information)

Littleton CO 80127
(City) (State) (Postal/Zip Code)
United States
(Province - if applicable) (Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box[ ]  and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

Click the following links to view attachments

Attachment 1
Resolutions amending preferred stock

UNANIMOUS CONSENT
OF THE BOARD OF DIRECTORS OF
E-DEBIT GLOBAL CORPORATION

The undersigned, constituting the entire Board of Directors (the “Board”) of E-DEBIT GLOBAL CORPORATION, (the “Corporation”), take the following actions as of this 28th day of April, 2010, at a duly called and attended meeting of the Board of Directors.

WHEREAS, at the shareholder Meeting held on January 15, 2005 at 2140 Pegasus Way N.E. Calgary, Alberta the shareholders ratified and approved the terms, rights and preferences of the Corporation's preferred stock as determined by of the Board of Directors and set out as follows:

(a) Any dividends declared by the Board of Directors, in the form of stock, cash or otherwise, shall be distributed to the Corporation’s shareholders as follows: (a) seventy-five percent (75%) of such dividend shall be distributed to the holders of the Preferred Shares on a pro rata basis; and (b) the remaining twenty-five (25%) shall be distributed to the holders of the Preferred Shares and the Common Shares, on a pro rata basis, with one share of Preferred Stock and one share of Common Stock being treated equally.

(b) In the case of a sale of any of the Corporation's business operations or in the event of a wind up or a liquidation of the Corporation's assets, the remaining cash to be distributed to the shareholders shall be distributed on the same basis as described in paragraph (a) above.

(c) The issued Preferred Shares shall be eligible to vote at all shareholder meetings with the same ranking and affect as the Common “A” voting shares of the company, but the holders of the Preferred Shares grant an irrevocable proxy to the Corporation’s  Board of Directors to vote the Preferred Shares at any duly called Shareholder meeting, and the Board of Directors will determine the amount of proceeds to be distributed from the sale of any of the Company's assets and will determine whether any dividend will be issued by the Corporation.  The Board of Directors will determine the date that such dividend will be paid.

(d) During the period commencing on January 15, 2005 and concluding forty-five (45) days later, each holder of shares of common stock shall have the right to surrender their shares of common stock in exchange for shares of preferred stock on a basis of 1:1. Each shareholder shall exercise this right by delivering to the Corporation or the Corporation’s transfer agent the certificates representing such shareholder’s shares of common stock, duly endorsed with appropriate signature guarantees affixed thereto, on or before the date determined above in this subsection (d).

(e) Upon conversion of a common share to a preferred share, the preferred shareholder will have the right to convert such preferred share to share of common stock upon delivery of 21 days written notice to the Corporation, at a price of $0.05 per share payable to the Corporation.

(f) Upon receipt of notice of the request to convert from preferred share to common stock, share certificates will be issued with the following share trading restrictions.  1/3 of the total shares to be converted will be restricted from trading for a period of 6 months from the date of conversion; 1/3 of the total shares to be converted will be restricted from trading for a period of 1 year from the date of conversion; and 1/3 of the total shares to be converted will be restricted from trading for a period of 18 months from the date of conversion.

(g) Any consolidation or split of one class of the Corporation’s stock will have the same effect on the other class of shares. In the case of a consolidation of the Corporation’s  Common stock, outstanding shares of the Preferred Stock will also be consolidated and the price for conversion of the preferred stock into the common stock shall be increased by the same multiple of the consolidation of the common stock.

AND WHEREAS, at the duly held meeting of stockholders on March 26, 2010, the preferred stockholders gave the Board the authority to amend the terms, rights and preferences of the preferred stock.

AND WHEREAS the Board of Directors having reviewed the Corporation’s current share structure have determined that it is in the best interest of the Corporation to amend the terms, rights and preferences of the Corporation's preferred stock as follows:

(a)  The outstanding issued Preferred Shares to be split on the basis of ten (10) shares for each (1) share held by each Preferred shareholder, with all fractional shares rounded up to the next whole number.

(b)  Each Preferred share is eligible to vote at all shareholder meetings with the same ranking and affect as the Common “A” voting shares of the company, but the holders of the Preferred Shares grant an irrevocable proxy to the Corporation’s  Board of Directors to vote the Preferred Shares at any duly called Shareholder meeting.

(c) Any dividends declared by the Board of Directors, in the form of stock, cash  or otherwise, shall be distributed to the Corporation’s shareholders as follows: (a) thirty percent (30%) of such dividend shall be distributed to the holders of the Preferred Shares on a pro rata basis; and the remaining seventy (70%) shall be distributed to the holders of the Preferred Shares and the Common Shares, on a pro rata basis, with one share of Preferred Stock and one share of Common Stock being treated equally.

(d) In the case of a sale of any of the Corporation's business operations or in the event of a wind up or a liquidation of the Corporation's assets, the remaining cash to be distributed to the shareholders shall be distributed on the same basis as described in paragraph (c) above.

(e) Each holder of shares of Preferred Stock shall have the right to convert their Preferred Stock in exchange for shares of Common Stock on a basis of 1:1 at a price of $0.05 per share payable to the Corporation plus $20.00 per share certificate requested.  Each shareholder shall exercise this right by delivering to the Corporation, for delivery to the Corporation’s Transfer Agent, the certificates representing such shareholder’s shares of preferred stock for exchange, duly endorsed with appropriate signature guarantees affixed thereto.  The holders of Preferred Stock shall have the right to exchange their Preferred Stock at any time after the date hereof either in whole or in part.

NOW THEREFORE BE IT RESOLVED THAT, the Corporation has approved the amendment to the terms, rights and preferences of the Corporation's preferred stock as follows:

(a)  The outstanding issued Preferred Shares to be split on the basis of ten (10) shares for each (1) share held by each Preferred shareholder, with all fractional shares rounded up to the next whole number.

(b)  Each Preferred share is eligible to vote at all shareholder meetings with the same ranking and affect as the Common “A” voting shares of the company, but the holders of the Preferred Shares grant an irrevocable proxy to the Corporation’s  Board of Directors to vote the Preferred Shares at any duly called Shareholder meeting.

(c) Any dividends declared by the Board of Directors, in the form of stock, cash  or otherwise, shall be distributed to the Corporation’s shareholders as follows: (a) thirty percent (30%) of such dividend shall be distributed to the holders of the Preferred Shares on a pro rata basis; and the remaining seventy (70%) shall be distributed to the holders of the Preferred Shares and the Common Shares, on a pro rata basis, with one share of Preferred Stock and one share of Common Stock being treated equally.

(d) In the case of a sale of any of the Corporation's business operations or in the event of a wind up or a liquidation of the Corporation's assets, the remaining cash to be distributed to the shareholders shall be distributed on the same basis as described in paragraph (c) above.

(e) Each holder of shares of Preferred Stock shall have the right to convert their Preferred Stock in exchange for shares of Common Stock on a basis of 1:1 at a price of $0.05 per share payable to the Corporation plus $20.00 per share certificate requested.  Each shareholder shall exercise this right by delivering to the Corporation, for delivery to the Corporation’s Transfer Agent, the certificates representing such shareholder’s shares of preferred stock for exchange, duly endorsed with appropriate signature guarantees affixed thereto.  The holders of Preferred Stock shall have the right to exchange their Preferred Stock at any time after the date hereof either in whole or in part.

RESOLVED FURTHER, that the officers of the Corporation be, and hereby are, authorized and directed to take all action necessary to carry out the purposes of the foregoing resolution.

RESOLVED FURTHER, that this Unanimous Consent may be signed in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original) and such counterparts together shall constitute one and the same instrument and notwithstanding the date of the execution shall be deemed to bear the date as set forth above.

The undersigned, being all of the Directors of the Corporation, hereby consent to and adopt the foregoing.

/s/ Douglas N. Mac Donald	/s/ Dr. Roy Queen
Douglas N. Mac Donald	Dr. Roy Queen

/s/ Robert L. Robins	/s/ Bernd Reuscher
Robert L. Robins	Bernd Reuscher

/s/ Kim Law	/s/ Jack Thomson
Kim Law	Jack (John Thomson)